Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-296361) and related Preliminary Proxy Statement/Prospectus of Peoples Bancorp Inc. and Citizens National Corporation for the registration of 2,051,540 shares of common stock of Peoples Bancorp Inc. and to the incorporation by reference therein of our reports dated February 26, 2026, with respect to the consolidated financial statements of Peoples Bancorp Inc., and the effectiveness of internal control over financial reporting of Peoples Bancorp Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois
June 12, 2026